Filed Pursuant to Rule 424(b)(3)

Registration No. 333-276893

MASSMUTUAL ASCEND LIFE INSURANCE COMPANY

Mailing Address: P.O. Box 5423, Cincinnati OH 45201-5423

Administrative Office: 191 Rosa Parks Street, Cincinnati, Ohio 45202

Annuity Services: 1-800-789-6771

INDEX ACHIEVER ADVISORY® ANNUITY

Supplement Dated May 24, 2024

to Prospectus Dated May 1, 2024

This supplement is intended to update certain information in the prospectus you received for the Index Achiever Advisory Annuity. All other provisions outlined in the Index Achiever Advisory prospectus remain unchanged. Unless otherwise indicated, terms used in this supplement have the same meaning as in the Index Achiever Advisory prospectus.

The “POSITIVE RETURN FACTORS AND NEGATIVE RETURN FACTORS” section of the Index Achiever Advisory prospectus is replaced in its entirety with the following:

POSITIVE RETURN FACTORS AND NEGATIVE RETURN FACTORS

We set limits for the increase and reduction in the value of an Indexed Strategy over a Term. We limit increases with a Positive Return Factor. We limit reductions with a Negative Return Factor. For information about the current Positive Return Factors offered for new Contracts, please contact your registered representative or refer to our website (www.massmutualascend.com/RILArates).

Cap. The Cap for an Indexed Strategy is the maximum positive Index change over the course of a Term that is taken into account to determine the Strategy value at the end of that Term. Before the end of a Term, the Cap is reflected in the formulas that we use to calculate the Net Option Price.

•	The Cap will vary among Indexed Strategies.

•	The Cap for a given Indexed Strategy will vary from Term to Term.

•	We guarantee that the Cap for a Term of an Indexed Strategy will never be less than 1%.

•	For each Term, your return on a Cap Strategy may be less than any rise in the Index over that Term.

•	For each Term, your return on a Cap Strategy may be less than the Cap for that Term.

Upside Participation Rate. The Upside Participation Rate for an Indexed Strategy is your share of any positive Index change (measured at the beginning and end of the Term) that is taken into account to determine the Strategy value at the end of that Term. Before the end of a Term, the Upside Participation Rate is reflected in the formulas that we use to calculate Net Option Price.

•	The Upside Participation Rate will vary among Indexed Strategies.

•	The Upside Participation Rate for a given Indexed Strategy will vary from Term to Term.

•	We guarantee that the Upside Participation Rate for a Term of an Indexed Strategy will never be less than 5%.

•	For each Term, your return on an Upside Participation Rate Strategy of less than 100% will be less than any rise in the Index over that Term.

Trigger Rate. The Trigger Rate is the specified rate that is credited to the Strategy value when the Index change (measured at the start and end of the Term) qualifies for the Trigger Rate. In the case of a Performance Trigger Strategy, the Trigger Rate will be credited when the Index change is zero or positive at the end of the Term. In the case of a Dual Performance Trigger Strategy, the Trigger Rate will be credited if the Index change is zero, positive, or negative up to the Buffer at the end of the Term. Before the end of a Term, the Trigger Rate and the Index change required to qualify for the Trigger Rate are reflected in the formulas that we use to calculate the Net Option Price.

•	The Trigger Rate will vary among Indexed Strategies.

•	The Trigger Rate for a given Indexed Strategy will vary from Term to Term.

•	We guarantee that the Trigger Rate for a Term of a Trigger Strategy will never be less than 1%.

•	For each Term, the Trigger Rate on a Dual Performance Trigger Strategy will be less than the Trigger Rate for that Term on a Performance Trigger Strategy.

Positive Return Factors. We set each Index’s Positive Return Factor percentage based on the length of the Term, the cost of hedging, interest rates, the Index change required to qualify for the Trigger Rate, and other market factors. On a non-discriminatory basis, we may also take into account the amount of the Purchase Payments received for a Contract. The Positive Return Factor percentages for Contracts with larger Purchase Payments may be higher than the Positive Return Factor percentages for Contracts with smaller Purchase Payments. You may obtain information regarding these Positive Return Factors by calling 1-800-789-6771 or on our website (www.massmutualascend.com/RILArates).

Positive Return Factors for Initial Terms. Each Purchase Payment is applied to an initial Term of a Strategy on the first Strategy Application Date on or after the date that the payment is received. The Positive Return Factor percentages for each Strategy Application Date may vary. The Positive Return Factor percentages for the first Strategy Application Date will be available on our website (www.massmutualascend.com/RILArates) on the date you signed the application (as long as we receive the application for the Contract within eight days after the date you sign it) and before the date of any Purchase Payment to which the Positive Return Factor percentages will apply. If we receive the application for the Contract within eight days after the date you sign it, we will guarantee the Positive Return Factor percentages in effect on the date you signed the application for three Strategy Application Dates from the date of the application.

If we receive the signed application within eight days after the date you sign it, then for any 1-year Indexed Strategy:

•

For an initial Term starting on the first Strategy Application Date on or after the application date, the Positive Return Factor percentage will be the Positive Return Factor percentage in effect on the date you signed the application.

•

For an initial Term starting on one of the next two Strategy Application Dates, the Positive Return Factor percentage will be the higher of the Positive Return Factor percentage in effect on the date you signed the application or the Positive Return Factor percentage otherwise in effect for that Strategy Application Date.

•	For any initial Term starting on a later Strategy Application Date, the Positive Return Factor percentage will be the Positive Return Factor percentage in effect for that Strategy Application Date.

If we receive the signed application within eight days after the date you sign it, then for any 3-year or 6-year Indexed Strategy:

•

For an initial Term starting on the first Strategy Application Date on or after the application date or one of the next two Strategy Application Dates, the Upside Participation Rate will be the Upside Participation Rate in effect on the date you signed the application.

•	For any initial Term starting on a later Strategy Application Date, the Upside Participation Rate will be the Upside Participation Rate in effect for that Strategy Application Date.

If we receive the signed application more than eight days after the date you sign it, then the guarantee does not apply and the Positive Return Factor percentage for each Initial Term will be the Positive Return Factor percentage in effect for that Strategy Application Date.

Example 1: You sign an application for a Contract on May 1 and allocate all of your Purchase Payments to the S&P 500 1-year 50% Downside Participation Rate with Upside Participation Rate Strategy. On the date of the application, the Upside Participation Rate for the first Strategy Application Date (May 6) is 80%. We receive the application and the first Purchase Payment from you on May 8 and the second Purchase Payment from you on May 23. The Upside Participation Rates for the next two Strategy Application Dates are 85% (May 20) and 75% (June 6).

In this case, the initial 1-year Term for the first Purchase Payment would begin on May 20 and would have an 85% Participation Rate (the higher of the May 6 rate or the May 20 rate). The initial 1-year Term for the second Purchase Payment would begin on June 6 and would have an 80% Participation Rate (the higher of the May 6 rate or the June 6 rate).

If we had not received your signed application until May 10 (more than eight days after the date you signed the application), then you would not qualify for the rate guarantee, and the initial 1-year Term for the first Purchase Payment received on May 8 would have an 85% Participation Rate (the May 20 rate effective for Purchase Payments received between May 7 and May 20), and the initial 1-year Term for the second Purchase Payment received on May 23 would have a 75% Participation Rate (the June 6 rate effective for Purchase Payments received between May 21 and June 6).

Example 2: You sign an application for a Contract on May 1 and allocate all of your Purchase Payments to the S&P 500 6-year 10% Buffer with Upside Participation Rate Strategy. On the date of the application, the Upside Participation Rate for the first Strategy Application Date (May 6) is 105%. We receive the application and the first Purchase Payment from you on May 8 and the second Purchase Payment from you on May 23. The Upside Participation Rates for the next two Strategy Application Dates are 110% (May 20) and 95% (June 6).

In this case, the initial 6-year Term for the first Purchase Payment would begin on May 20 and would have a 105% Participation Rate (the May 6 rate), and the initial 6-year Term for the second Purchase Payment would have a 105% Participation Rate (the May 6 rate).

If we had not received your signed application until May 10 (more than eight days after the date you signed the application), then the initial 6-year Term for the first Purchase Payment would have an 110% Participation Rate (the May 20 rate), and the initial 6-year Term for the second Purchase Payment would have a 95% Participation Rate (the June 6 rate).

Positive Return Factors for Subsequent Terms. At least 30 days before the end of each Term, we will send you a written notice with information about the Indexed Strategies that will be available for the next Term, and will indicate the date by which the Positive Return Factor percentages will be posted on our website. The Positive Return Factor percentages for the next Term will be available on our website (www.massmutualascend.com/RILArates) at least 10 days before the start of the Term. You should consider this information before finalizing your renewal or reallocation decision.

Downside Participation Rate. The Downside Participation Rate for an Indexed Strategy is your share of any net fall in the Index for the Term (measured at the start and end of the Term) that is taken into account to determine the Strategy value at the end of that Term. Before the end of a Term, the Downside Participation Rate is reflected in the formulas that we use to calculate the Net Option Price.

For each Term of each Downside Participation Rate Strategy that we currently offer for this Contract, the Downside Participation Rate is 50%. The Downside Participation Rate for an Indexed Strategy that is available on the Contract Effective Date will not change.

In the future, we may offer a new Strategy with a Downside Participation Rate that offers more or less protection against loss than a 50% Downside Participation Rate, but we will not offer a new Downside Participation Rate Strategy that offers less protection against loss than a 75% Downside Participation Rate.

Floor. The Floor for an Indexed Strategy is the portion of any net fall in the Index for the Term (measured at the start and end of the Term) that is taken into account to determine the Strategy value at the end of that Term. For each Term of each Floor Strategy that we currently offer for this Contract, the Floor is -10%. Before the end of a Term, the Floor is reflected in the formulas that we use to calculate the Net Option Price.

The Floor for an Indexed Strategy that is available on the Contract Effective Date will not change.

In the future, we may offer a new Floor Strategy with a Floor that offers more or less protection against loss than a -10% Floor, but we will not offer a new Floor Strategy that offers less protection against loss than a -20% Floor.

Buffer. The Buffer for an Indexed Strategy is the portion of any net fall in the Index for the Term (measured at the start and end of the Term) that is disregarded when determining the Strategy value at the end of that Term. Before the end of a Term, the Buffer is reflected in the formulas that we use to calculate the Net Option Price.

For each Term of each 10% Buffer Strategy that we currently offer for this Contract, the Buffer is 10%, and for each Term of each 20% Buffer Strategy that we currently offer with this Contract, the Buffer is 20%. The Buffer for an Indexed Strategy that is available on the Contract Effective Date will not change.

In the future, we may offer a new Strategy with a Buffer that offers more or less protection against loss than a 10% Buffer or a 20% Buffer, but we will not offer a new Buffer Strategy that offers less protection against loss than a 5% Buffer.

If you have any questions about this supplement, please call 1-800-789-6771 or contact your investment advisor.

Please retain this supplement for future reference.